Exhibit 4.4

THIS NOTE, AND THE SECURITIES ISSUABLE PURSUANT TO A CONVERSION OF THIS NOTE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THIS NOTE, AND THE SECURITIES ISSUABLE PURSUANT TO A CONVERSION OF THIS NOTE, HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE, OR FOR THE SECURITIES ISSUABLE PURSUANT TO A CONVERSION OF THIS NOTE, AS THE CASE MAY BE, UNDER THE ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL FOR THE HOLDER (CONCURRED IN BY LEGAL COUNSEL FOR THE CORPORATION) THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER

Form of Senior Unsecured Convertible Promissory Note

$	Tewksbury, Massachusetts
Issuance Date: November 14, 2011

For value received, Cambridge Heart Inc., a Delaware corporation (the “Company”), promises to pay to                      (the “Holder”) the principal sum of                      dollars ($            ), together with interest thereon as set forth herein (this “Note”). This Note is issued as part of a series of similar notes (collectively, the “Bridge Notes”) issued pursuant to the terms of, and is entitled to the benefits of, the Convertible Note Purchase Agreement (the “Purchase Agreement”) of even date herewith to the persons listed on the Exhibit A thereto.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Principal Payment. Subject to the conversion provisions set forth herein, the outstanding principal balance of this Note shall be due and payable on the demand of the Holder on or after November 14, 2012 (the “Maturity Date”) unless prepaid or extended pursuant to the terms hereof. Except as otherwise provided herein, principal shall be payable on the Maturity Date in lawful money of the United States of America to the Holder at the address listed on the signature page hereto (or at such other location as shall be designated by the Holder in a written notice to the Company), in same day funds.

2. Interest. Interest shall be payable in full in advance on the date set forth above as the Issuance Date (the “Issuance Date”) in [            ] shares of the Company’s Common Stock [INSERT NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK EQUAL TO THE OUTSTANDING PRINCIPAL BALANCE OF THIS NOTE, DIVIDED BY THE AVERAGE VWAP OF THE COMMON STOCK FOR THE TEN TRADING DAYS PRIOR TO BUT NOT INCLUDING THE ISSUANCE DATE]. For the avoidance of doubt, the interest payment payable pursuant to this Section 2 will be the sole interest due and payable on this Note, and no interest will accrue after the Issuance Date.

3. Prepayment. Prior to the Maturity Date, this Note may not be prepaid except with the written consent of the Majority Holders.

4. Rights upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Bridge Notes shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any debt or equity security of the Company, an amount equal to the unpaid principal face amount of their respective Bridge Notes. A merger, consolidation or other corporate reorganization in which the Company’s stockholders shall receive cash or securities of another entity, or any transaction in which all or substantially all of the assets of the Company are sold shall be treated as a liquidation for purposes of the liquidation preference set forth in this Section 4.

5. Conversion.

(a) Voluntary Conversion. In the event that the Company does not complete a Financing or Qualified Financing (defined below) on or before December 31, 2011, Holder, at his or her sole option and upon giving written notice to the Company, may at any time prior to the payment of this Note in full, convert the outstanding principal under this Note into the number of shares of the Company’s Common Stock equal to the outstanding principal balance of this Note, divided by the average VWAP (defined below) of the Common Stock for the ten trading days prior to but not including the date upon which the Holder delivers written notice of his intention to convert. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTB Bulletin Board as reported by Bloomberg (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of at least a majority in principal amount of the then outstanding Bridge Notes (the “Majority Holders”) and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(b) Qualified Financing.

i. Subject to subsection 5(b)(ii), effective upon the closing of a Qualified Financing (defined below), all of the outstanding principal under this Note will automatically be converted into the following (the “Qualified Financing Securities”): (A) in the event the Qualified Financing involves the issuance of equity securities of the Company, into a number of shares of the same class and series of capital stock of the Company issued to other investors in the Qualified Financing, including any warrants issued in connection therewith, equal to the outstanding principal balance of this Note, divided by the price per share of the Qualified Financing Securities paid by the other investors in the Qualified Financing or (B) in the event the Qualified Financing involves the issuance of debt securities convertible into equity securities of the Company, into a debt instrument or instruments of the same class and series issued to other investors in the Qualified Financing, including any warrants issued in connection therewith, having an original principal amount equal to the outstanding principal balance of this Note. “Qualified Financing” means the offering by the Company of shares of equity securities or debt securities convertible into equity securities, including units consisting of stock and warrants, in a single or series of related closings, resulting in the receipt of immediately available gross proceeds by the Company of at least $2,500,000 (the “Minimum Proceeds”) after the date hereof and on or before December 31, 2011. For purposes of this Note, Minimum Proceeds shall not be deemed to include the conversion of the principal amount of the outstanding Bridge Notes.

ii. In the event that all of the Qualified Financing Securities are purchased solely by a single investor (which for this purpose will include two or more entities controlled by a single person) in a preferred equity financing, and such purchaser of the Qualified Financing Securities has conditioned his or her investment on being the sole investor, then all of the outstanding principal under this Note will automatically be converted, subject only to the receipt of any consents required under the Company’s Certificate of Incorporation, including, but not limited to, the consent of the requisite number of holders of the Series C-1 Preferred Stock and Series D Preferred Stock, into a number of shares of a new series of preferred stock to be issued by the Company that has substantially the same rights and preferences as the Series D Preferred Stock, but is senior to the Series C-1 Preferred Stock and Series D Preferred Stock in liquidation preference, and junior in liquidation preference to the Qualified Financing Securities (the “Substitute Preferred Stock”) having an aggregate liquidation preference equal to the outstanding principal balance of this Note, divided by the price per share of the Qualified Financing Securities. The Company shall use its reasonable best efforts to obtain the consents necessary to issue the Substitute Preferred Stock. In the event that the Company is unable to obtain the consents necessary to issue the Substitute Preferred Stock, the Bridge Notes will automatically convert into a number of shares of Common Stock (a “Common Stock Conversion Event”) equal to 110% of the outstanding principal balance of this Note, divided by the lesser of (i) the average VWAP of the Common Stock for the ten trading days prior to but not including the closing of the Qualified Financing and (ii) the price per share of the Qualified Financing Securities.

(c) Non-Qualified Financing. In the event that the Company closes an equity financing that does not qualify as a Qualified Financing (a “Financing”), then the Holder shall have the right, at the Holder’s option, to convert this Note into a number of shares of the same class and series of capital stock of the Company issued to other investors in the Financing (the “Financing Securities”) equal to the outstanding principal under this Note, divided by the price per share of the Financing Securities paid by the other investors in the Financing. “Financing” means an equity financing of the Company that does not qualify as a Qualified Financing.

(d) Subject to Section 5(b)(i), in connection with the conversion of the Note pursuant to Section 5(b) or (c), the Holder shall be entitled to rights and benefits no less favorable than the most senior rights and benefits granted to any other purchaser of the Qualified Financing Securities or Financing Securities, as the case may be (including, without limitation, contractual rights and protections but not necessarily the right to appoint a member to the Company’s board of directors, if applicable).

(e) Notice of Conversion.

i. If this Note is converted pursuant to Section 5(a), written notice shall be given by the Holder of this Note to the Company at the place where the principal executive office of the Company is located, notifying the Company of Holder’s election to convert.

ii. If this Note is eligible to be converted pursuant to Section 5(b) or (c), at least four business days prior to the Financing or Qualified Financing, the Company shall deliver written notice to the Holder of this Note at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying the Holder of the Financing or Qualified Financing, specifying the conversion price, the principal amount of the Note eligible to be converted, the date of the proposed Financing or Qualified Financing and, in the case of a Financing (that is not deemed to be a Qualified Financing) requesting the Holder notify the Company of his election to convert the Note if any, in the manner and at the place designated in the Company’s notice. A Holder’s election to convert the Note in connection with a Financing (that is not deemed to be a Qualified Financing) must be made at least two business days before the expected date of the Financing.

(f) Delivery of Stock Certificates; Effect of Conversion. No fractional shares of stock shall be issued upon conversion of this Note. Upon conversion of this Note into stock, in lieu of the Company issuing any fractional shares to the Holder, the Company shall pay to the Holder the amount of outstanding principal that is not so converted in cash. As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Holder of this Note a certificate or certificates for the number of shares of stock or units, as applicable, issuable upon such conversion (rounded down to the nearest whole number, such that no fractional shares shall be issued) in connection with an equity financing or the debt instrument or instruments issuable upon conversion in connection with a convertible debt financing. Such certificate or certificates or debt instrument or instruments shall bear such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company. Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note.

(g) Payment of Expenses and Taxes on Conversion. In the event of a Qualified Financing or Financing that involves equity securities, the Company shall pay all expenses, taxes (excluding income or franchise taxes) and other charges payable in connection with the preparation, execution, issuance and delivery of stock certificate(s) pursuant to this Section 5, except that, in the event such stock certificate(s) shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all stock transfer fees, which shall be payable upon the execution and delivery of such stock certificate(s), shall be paid by the Holder hereof to the Company at the time of delivering this Note to the Company upon conversion.

6. Negative Covenants. As long as any portion of this Note remains outstanding, unless the Majority Holders shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly:

(a) other than Permitted Indebtedness (defined below), enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b) other than Permitted Liens (defined below), enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c) pay cash dividends or distributions on Common Stock of the Company;

(d) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the Securities and Exchange Commission, unless such transaction is expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

(e) enter into any agreement with respect to any of the foregoing.

For the avoidance of doubt, subject to the express provisions of the Purchase Agreement and the Bridge Notes, the Company shall be entitled to seek and obtain additional debt or equity financing from parties other than the purchasers of the Bridge Notes, as approved by its board of directors. For purposes of this Section 6, “Permitted Indebtedness” means (a) the indebtedness evidenced by the Bridge Notes, (b) the Indebtedness existing on the Issuance Date, (c) lease obligations and purchase money indebtedness incurred in the ordinary course of the Company’s business in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (d) indebtedness that is expressly subordinate to the Bridge Notes pursuant to a written subordination agreement with the Holders that is acceptable to the Majority Holders, provided that such Permitted Indebtedness shall not exceed 25% of the aggregate principal amount of all Bridge Notes then outstanding and (e) indebtedness represented by convertible debt securities issued in a Qualified Financing; and “Permitted Lien” means the individual and collective reference to the following: (a) liens for taxes, assessments and other governmental charges or levies not yet due or liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens, and other similar liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such lien; and (c) liens incurred in connection with Permitted Indebtedness under clauses (a), (b), and (c) thereunder.

7. Events of Default. If any of the events specified in this Section 7 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire outstanding principal immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived:

(a) Default in the payment of the principal of this Note when due and payable if such default is not cured by the Company within ten (10) business days after the Holder has given the Company written notice of such default;

(b) Any breach by the Company of any representation, warranty, or covenant in this Note or the Purchase Agreement; provided, that, in the event of any such breach, to the extent such breach is susceptible to cure, such breach shall not have been cured by the Company within ten (10) business days after written notice to the Company of such breach;

(c) The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (v) take any action for the purpose of effecting any of the foregoing; or

(d) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, or such case or proceeding shall not be dismissed, discharged or stayed within 60 days of commencement.

Notwithstanding anything to the contrary contained herein, if any of the events described in Sections 7(c) or (d) occur, this Note shall be automatically accelerated and the entire outstanding principal shall immediately become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

8. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder or the Majority Holders. The Holder agrees to be bound by any waivers or amendments approved by the Majority Holders, irrespective of whether the Holder consents to such waiver or amendment. However, any waiver or amendment that adversely affects the Holder in a manner different from all other holders of

Bridge Notes shall require the consent of such Holder. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

10. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

11. Governing Law; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof, except to the extent that the application of the General Corporation Law of the State of Delaware is mandatorily applicable. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and federal courts having jurisdiction for Middlesex County, Massachusetts, USA. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Middlesex County, Massachusetts, USA, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding has been commenced in an improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

12. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company and Holder has executed this Senior Unsecured Convertible Promissory Note as of the date first above written.

CAMBRIDGE HEART, INC.

By:
Name:	Ali Haghighi-Mood
Title:	President and Chief Executive Officer

HOLDER:

Name:
Address: